Exhibit 10.6

Directors’ Compensation

Beginning May 11, 2004, all directors of the Bank and Trust Company received $400 and $250, respectively, for each board meeting they attended. The non-employee directors of the Bank and Trust Company received $150 for each committee meeting they attended. In addition, non-employee directors of the Bank and Trust Company are paid an annual retainer fee of $7,000 and $2,500, respectively, except that directors serving on the Bank board who also served on the Trust Company board received an additional $1,000 instead of $2,500 annual retainer for serving on the Trust Company board. No additional fees were paid for being a Company director. All Company directors have been elected as directors of the Bank, but there is no assurance that this practice will continue. However, not all Company directors serve as directors of the Trust Company. There are no additional fees paid for being a Company director.

On May 11, 2005, the annual retainer fee for all non-employee directors of the Bank and Trust Company was changed to $8,000 and $3,000, respectively, except that directors serving on the Bank board who also served on the Trust Company board receive an additional $1,000 instead of $3,000 annual retainer for serving on the Trust Company board, except that the Chairman of the Audit Committee of the Company Board is paid an additional $2,000 retainer fee.

Effective March 1, 2006, employee directors no longer receive payment for each board meeting they attend. Base compensation has been adjusted to reflect this change.

Directors who are employees of the Company and its subsidiaries do not receive any fees for committee meetings and are not paid annual retainer fees.

The Company also pays for all directors and their spouses to attend regular director seminars.

Non-employee directors are eligible for non-qualified stock options, under the Company’s 1998 Stock Option Plan. See Exhibit 10.3 for details of agreement. There were no non-qualified stock options issued in 2005.